As filed with the Securities and Exchange Commission on June 30, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BBVA BANCO FRANCÉS S.A.

(Exact Name of Registrant as Specified in Its Charter)

BBVA FRENCH BANK S.A.

(Translation of Registrant’s name into English)

Republic of Argentina	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Av. Córdoba 111

C1054AAA Buenos Aires

Republic of Argentina

+54-11-4346-4000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

+1-212-728-1660

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Michael J. Willisch

Davis Polk & Wardwell LLP

Paseo de la Castellana, 41

28046 Madrid, Spain

+34-91-768-9610

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Ordinary Shares of BBVA Banco Francés S.A., par value Ps. 1.00 per share (including ordinary shares represented by American Depositary Shares) (2)

(1)	An indeterminate aggregate initial offering price and number or amount of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all registration fees.
(2)	A separate registration statement on Form F-6 has been or will be filed with respect to the American Depositary Shares issuable upon deposit of the ordinary shares registered hereby. Each American Depositary Share represents three ordinary shares of BBVA Banco Francés S.A.

PROSPECTUS

BBVA Banco Francés S.A.

Ordinary Shares

American Depositary Shares, each representing three Ordinary Shares

We may offer from time to time ordinary shares and American Depositary Shares (each representing three ordinary shares, commonly referred to as ADSs).

This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer the securities. Such supplements may also add to, update, supplement or change information contained in this prospectus. We will not use this prospectus to issue any securities unless it is attached to a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealer managers and agents, or directly to purchasers, on a delayed or continuous basis. We will indicate the names of any underwriters in the applicable prospectus supplement.

Our ordinary shares are listed on Bolsas y Mercados Argentinos S.A. (“BYMA”) under the symbol “FRAN.” The ADSs are listed on the New York Stock Exchange under the symbol “BFR” and on the Madrid-Based LATIBEX under the symbol “XBFR.”

Investing in our securities involves risks. See the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor the Argentine Securities Commission (Comisión Nacional de Valores) (“CNV”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the Republic of Argentina or any other jurisdiction.

You should rely only on the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter has authorized anyone to provide you with different information. Neither we nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The date of this prospectus is June 30, 2017.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of those securities. The prospectus supplement and any documents incorporated by reference herein or therein may also add to, update, supplement or change information contained in this prospectus. If a prospectus supplement, including any documents incorporated by reference therein, is inconsistent with this prospectus, the terms of the prospectus supplement will control. Therefore, the statements made in this prospectus may not be the terms that apply to the securities you purchase. The registration statement that we filed with the SEC includes exhibits that provide more detail on certain of the matters discussed in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information,” and “Incorporation of Documents by Reference”.

In this prospectus, the following terms will have the meanings set forth below, unless otherwise indicated or the context otherwise requires:

“ADRs” refers to American Depositary Receipts representing ADSs.

“ADSs” refers to American Depositary Shares, each representing three ordinary shares of BBVA Francés.

“Argentina” refers to the Republic of Argentina.

“Argentine banks” refers to banks that operate in Argentina.

“Argentine government” or the “government” refers to the federal government of Argentina or any Argentine provincial, municipality or city government.

“Argentine private banks” refers to Argentine banks that are not controlled or owned by the Argentine government.

“BBVA” refers to Banco Bilbao Vizcaya Argentaria, S.A.

“BBVA Group” refers to BBVA and its consolidated subsidiaries, which includes BBVA Francés.

“Central Bank” and “BCRA” refer to the Banco Central de la República Argentina, or the Argentine Central Bank.

“CNV” refers to the Argentine Comisión Nacional de Valores, or the Argentine securities regulator.

“ordinary shares” refers to the ordinary shares of BBVA Francés, par value Ps. 1.00 per share.

“securities” refers to the shares and the ADSs, collectively.

“Securities Act” refers to the Securities Act of 1933, as amended.

“We”, “us”, “our”, the “Bank” and “BBVA Francés” refer to BBVA Banco Francés S.A. and its consolidated subsidiaries, unless the context otherwise requires.

“$”, “US$”, “US dollars” and “dollars” refer to United States dollars.

“Ps.” refers to Argentine pesos.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F with, and furnish other reports and information on Form 6-K to, the SEC. You may read and copy any document we file with, or furnish to, the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at +1-800-SEC-0330 for more information about the SEC’s Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains in electronic form the reports and other information that we have electronically filed with, or furnished to, the SEC. In addition, the securities may specify that certain documents are available for inspection at the office of the ADRs depositary. All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the information we file with, or furnish to, the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with, or furnish to, the SEC in the future and incorporate by reference in this prospectus or any prospectus supplement will automatically update and supersede information in this prospectus or any prospectus supplement and information previously incorporated by reference in this prospectus.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2016 (the “2016 Form 20-F”) filed with the SEC on April 19, 2017;

•	our report on Form 6-K as furnished to the SEC on June 30, 2017 (the “Q1 Form 6-K”); and

•	any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any report on Form 6-K furnished to the SEC to the extent any of those expressly states that it is being incorporated by reference herein, on or after the date of this prospectus and prior to the termination of the relevant offering under this prospectus.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at the following address or telephone number:

BBVA Banco Francés S.A.

Attention: Investor Relations Department

Av. Córdoba 111

C1054AAA Buenos Aires

Republic of Argentina

Telephone number: (54 11) 4341 5036

e-mail: ceciliaviviana.acuna@bbva.com; dcesarini@bbva.com

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in our other documents filed with, or furnished to, the SEC that are incorporated by reference into this prospectus. Forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “expect”, “estimate”, “intend”, “plan”, “may”, “anticipate” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, are not guarantees of future performance and are subject to inherent risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating but not limited to management objectives, the implementation of our strategic initiatives, trends in results of operations, margins, costs, return on equity and risk management, including our potential exposure to various types of risk such as market risk, interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—Risk Factors”, “Item 4. Information on the Company”, “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our 2016 Form 20-F, which is incorporated by reference herein. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in our 2016 Form 20-F listed above to be a complete set of all potential risks or uncertainties. Other important factors that could cause actual results to differ materially from those in forward-looking statements include, among others:

•	changes in general economic, business or political or other conditions in Argentina or changes in general economic or business conditions in Latin America;

•	changes in capital markets in general that may affect policies towards or lending to Argentina or Argentine companies;

•	increased costs and decreased income related to macroeconomic variables such as exchange rates and the consumer price index in Argentina;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt, equity or wholesale financing on attractive terms or at all; and

•	the factors discussed in the “Risk Factors” section set forth in our most recent annual report on Form 20-F incorporated by reference herein and, if any, in the relevant prospectus supplement.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures or to reflect the occurrence of unanticipated events, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature we may make in our other documents filed with, or furnished to, the SEC that are incorporated by reference into this prospectus.

SUMMARY

Overview

BBVA Francés is a leading Argentine banking institution present in the local financial system since 1886. We are a subsidiary of the BBVA Group, a global financial group with a presence in South America, Europe, the United States, Mexico and Turkey, and our principal shareholder since 1996. We are the third largest Argentine private bank in terms of total deposits, with 5.8% of total banking system deposits (7.3% of private sector deposits), and the fourth largest in terms of private loans, with 6.7% of total banking system loans (10.1% of private sector loans) based on information published by the Central Bank as of March 31, 2017. We maintain a geographic presence in all 23 provinces in Argentina and the City of Buenos Aires, and as of March 31, 2017, we served 2.4 million customers.

As of March 31, 2017, we had total assets of Ps. 184.4 billion, a total loan portfolio of Ps. 82.9 billion, total deposits of Ps. 122.8 billion and total shareholders’ equity of Ps. 17.2 billion, on a consolidated basis. Our consolidated net income for the three months ended March 31, 2017 and for the year ended December 31, 2016 was Ps. 1.6 billion and Ps. 3.6 billion, respectively.

Through our universal banking platform, we provide a broad range of financial solutions to individuals and businesses throughout Argentina and across all segments of the population, including retail and commercial banking, insurance, asset management, securities brokerage and investment banking products and services. We believe that our ability to deliver comprehensive financial solutions to our clients, complemented with our unique strategic alliances and our capacity to leverage the BBVA Group’s global expertise, relationships and technological platform, provides us with significant competitive advantages over other Argentine financial services companies. Such competitive advantages place us in a privileged position to capture opportunities arising from recently implemented macroeconomic policies and reforms, which are expected to stimulate economic growth and reduce inflation, and to capitalize on the consolidation potential of the fragmented banking sector.

USE OF PROCEEDS

The net proceeds from each issue of securities by BBVA Francés will be used for BBVA Francés’ general corporate purposes. If in respect of any particular issue of securities by BBVA Francés there is a particular identified use of proceeds, this will be stated in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

Set forth below is a brief description of certain provisions of BBVA Francés’ by-laws and Argentine law and regulations with regard to BBVA Francés’ capital stock. This description does not purport to be complete and is qualified in its entirety by reference to BBVA Francés’ by-laws, Argentine law and the rules of the BYMA as well as the CNV and the Central Bank. A copy of BBVA Francés’ by-laws has been filed with the SEC with BBVA Francés’ Form 20-F for the year ended December 31, 2014.

Corporate Purpose

BBVA Francés is registered with the Inspección General de Justicia of the Argentine government under company number 1,065, Page 359, Book 5, Volume “A” of Local Corporate By-laws. Section 3 of our by-laws provides that the corporate purpose of BBVA Francés is to engage in the commercial banking business, including financial brokerage, whether in Argentina or abroad. Under our by-laws, BBVA Francés is authorized to perform the following activities:

•	accept term and demand deposits;

•	grant short-term bullet and other amortizable loans;

•	discount, purchase and sell bills of exchange, promissory notes, pledges, checks, drafts and other negotiable instruments;

•	grant guarantees, bonds or other forms of collateral;

•	accept bills of exchange, drafts and other orders of payment, transfer funds and issue and accept letters of credit;

•	grant advances on credits from property sales, acquire the same and undertake the risks resulting therefrom, take steps to collect them and offer technical and administrative assistance;

•	invest in government securities;

•	make temporary investments in liquid assets;

•	invest in new stock or securities issues, in pursuance of such regulations as may be set forth to that purpose;

•	accept securities in custody and provide other services related to the banking business;

•	manage, on account of third parties, the purchase and sale of securities, and act as paying agents in relation to dividends, redemption and interest;

•	engage in brokerage activities in the over-the-counter securities market;

•	perform foreign exchange transactions;

•	comply with agencies related to its operations;

•	receive deposits of participation in mortgage loans and in special accounts;

•	issue mortgage obligations;

•	grant loans for the acquisition, construction, enlargement, repair, improvement and maintenance of urban or rural real estate, and for the substitution of mortgages taken out for that same purpose;

•	receive loans from abroad and act as intermediary in local or foreign currency-denominated loans;

•	issue private bonds;

•	carry out such lending, borrowing and service-related operations as are not forbidden under the Argentine Financial Institutions Law; and

•	serve and register before the CNV as management agent for collective investment products, custodian for collective investment products, trading agent, settlement and clearing agent, broker, capital market advisor agent, securities broker and/or custody, registration and paying agent, taking into account the compatibilities established by the Argentine Securities Commission and upon compliance with the requirements established by that entity.

Outstanding Capital Stock

The total authorized and issued share capital of BBVA Francés at March 31, 2017 amounted to Ps. 536,877,850, represented by ordinary shares, par value Ps.1.00. At March 31, 2017, there were 536,877,850 ordinary shares issued and fully paid, each of which carries one vote. The ordinary shares have been listed on the MERVAL (currently in BYMA as successor of MERVAL) since 1888.

Registration and Transfer

The ordinary shares may only be held in book-entry form. Stockholders of BBVA Francés will be required to hold their shares through book entries with brokers, banks and other entities that have accounts with Caja de Valores S.A. (“Caja de Valores” and “Caja de Valores Participants”, respectively). Caja de Valores maintains a stock registry for BBVA Francés based upon information received from Caja de Valores Participants and only those persons listed in such registry will be recognized as stockholders of BBVA Francés.

The ordinary shares are transferable on the books of Caja de Valores. Caja de Valores records all transfers in BBVA Francés’ registry. Within one business day of such transfer, Caja de Valores is required to confirm the registration of transfer with the transferor.

Limited Liability of Stockholders

Stockholders’ liability for losses is limited to their stockholdings in BBVA Francés. Under Argentine law, however, stockholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s by-laws (or regulations, if any) may be held jointly and severally liable for damages to such company or third parties resulting from such resolution. In connection with recommending any action for approval by stockholders, the Board or Directors of the Bank intends to obtain an opinion of counsel concerning the compliance of the action with Argentine law and the by-laws (or regulations, if any). A court in Argentina should hold that a non-controlling stockholder voting in good faith in favor of such a resolution on the advice of counsel to the effect that such resolution is not contrary to Argentine law or a company’s by-laws or regulations, is not liable under the above-mentioned provision.

Meetings and Voting Rights

Stockholders’ meetings may be ordinary meetings or extraordinary meetings. BBVA Francés is required to hold an annual ordinary meeting of stockholders within four months of the close of each fiscal year to consider the matters outlined in Article 234 of the Argentine General Corporations Law, including: (i) approval of BBVA Francés’ financial statements and general performance of the Board of Directors for the preceding fiscal year, (ii) election, removal and remuneration of directors and the members of the Supervisory Committee, and (iii) allocation of profits. Matters which may be considered at these or other ordinary meetings include consideration of the responsibility of directors and members of the Supervisory Committee, as well as capital increases and the issuance of negotiable obligations. Extraordinary stockholders’ meetings may be called at any time to consider matters beyond the competence of the ordinary meeting, including amendments to the by-laws, anticipated dissolution, merger, transformation from one type of company to another and limitations on stockholders’ preemptive rights. Stockholders’ meetings may be convened by the Board of Directors to discuss the matters set forth by the Board of Directors and no other matters in addition to those set forth by the Board of Directors may be discussed. A stockholder or group of stockholders holding at least 2% in the aggregate of

BBVA Francés’ capital stock may submit proposals or comments as to the performance of the Company, with such proposals to be made available to the other shareholders by the Company at least five days prior to the ordinary stockholders’ meeting approving the financial statements of BBVA Francés. The Board of Directors or the members of the Supervisory Committee are required to call stockholders’ meetings upon the request of one or more stockholders holding at least 5% of the capital stock of BBVA Francés. If the Board of Directors fails to call the meeting, the CNV or a court of law may call the meeting.

Ordinary shares represented by ADSs will be voted or caused to be voted by the ADR depositary in accordance with instructions of the holders of such ADSs.

Notice of shareholders’ meetings is governed by the provisions of our by-laws, the Argentine General Corporations Law and Law No. 26,831 (the “Argentine Capital Markets Act”). According to the Argentine Capital Markets Act, notice of the shareholders’ meeting must be published for five days in the Official Gazette of the Republic of Argentina and in a widely circulated newspaper in Argentina at least twenty but not more than forty-five days prior to the meeting.

In case of adjournment of a regular shareholders meeting, the meeting on second call may be held on the same date, at least one hour after the time set for the meeting on first call, in compliance with Section 237 of the Argentine General Corporations Law. In case of adjournment of a special shareholders’ meeting, the meeting on second call must be held within the following thirty days, and the publication must appear for three days at least eight days before the date set for that meeting.

In order to attend a meeting and be listed on the meeting registry, stockholders must submit evidence or their book-entry share account held at Caja de Valores three days prior to the scheduled meeting date. If so entitled to attend the meeting, a stockholder may be represented by proxy granted to another person, provided that proxies may not be granted to directors, members of the Supervisory Committee, or officers of BBVA Francés.

Quorum for ordinary meetings consists of a majority of stock entitled to vote and resolutions may be adopted by the affirmative vote of 50% plus one vote (an “absolute majority”) of the votes present. If no quorum is present at the first meeting, a second meeting may be called at which the stockholders present, whatever their number, constitutes a quorum and resolutions may be adopted by an absolute majority of the votes present. The quorum for extraordinary meetings is 60% of the stock entitled to vote. However, if such quorum is not present at the first meeting, a second meeting may be called which may be held. The required quorum for the second meeting is 30% of the stock entitled to vote. In both cases, decisions are adopted by an absolute majority of shares voting except for certain fundamental matters (such as mergers and spin-offs (when BBVA Francés is not the surviving entity and the surviving entity is not listed on any stock exchange), anticipated liquidation, change of BBVA Francés’ domicile to outside Argentina, total or partial repayment of capital or a substantial change in the corporate purpose) which require a favorable vote of the majority of all the stock entitled to vote. In accordance with the by-laws, each ordinary share entitles the holder thereof to one vote at meetings of shareholders of BBVA Francés.

Neither the Argentine General Corporations Law nor the by-laws of BBVA Francés currently restricts the right of non-resident or foreign owners to hold or vote the ordinary shares.

Directors

Directors and alternate directors remain in office for three years; both can be reelected. Alternate directors replace directors who have resigned or been removed until the following general stockholders’ meeting is held, and, if it may be the case, during the length of their absence if it ends before the general stockholders’ meeting. The Board of Directors meets at least once every month and each time that any one of the directors should request.

The Argentine General Corporations Law allows cumulative voting to enable minority stockholders to appoint representatives on the Board of Directors and members of the Supervisory Committee. Upon the completion of certain requirements, stockholders are entitled to appoint up to one third of the vacancies to be filled in the Board of Directors by cumulative voting. Each stockholder voting cumulatively has the number of votes resulting from multiplying those votes which such stockholder would normally have been entitled to by the number of vacancies to be filled. Such stockholder may apportion his votes or cast all such votes for one or a number of candidates not exceeding one third of the vacancies to be filled.

Under Argentine law, directors have the obligation to perform their duties with loyalty and the diligence of a prudent business person. Directors are jointly and severally liable to the Bank, the stockholders and third parties for the improper performance of their duties, for violating the law, the Bank’s by-laws or regulations and for any damage caused by fraud, abuse of authority or gross negligence. Under Argentine law, specific duties may be assigned to a director by the by-laws or regulations or by resolution of the stockholders’ meeting. In such cases, a director’s liability will be determined with reference to the performance of such duties, provided that certain recording requirements are met. Under Argentine law, directors are prohibited from engaging in activities in competition with the Bank without express authorization of a stockholders’ meeting. Certain transactions between directors and the Bank are subject to ratification procedures established by Argentine law.

A director will not be liable if, notwithstanding his presence at the meeting at which a resolution was adopted or his knowledge of such resolution, a written record exists of his opposition thereto and he reports his opposition to the Supervisory Committee before any complaint against him is brought before the Board of Directors, the Supervisory Committee, the stockholders’ meeting, the competent governmental agency or the courts. Any liability of a director vis-a-vis the Bank terminates upon approval of the directors’ performance by the stockholders’ meeting, provided that stockholders representing at least 5% of the Bank’s capital stock do not object and provided further that such liability does not result from a violation of the law or the by-laws or regulations.

The by-laws of BBVA Francés state that the Bank’s management is led by a Board of Directors consisting of a minimum of three and a maximum of nine directors, who are elected by the shareholders to hold such office for a period of three years and who may be re-elected. The by-laws also provide for the appointment of alternate directors. According to the by-laws, the Board of Directors meets at least once per month.

For further information regarding our current directors, see “Item 6. Directors, Senior Management and Employees” in the 2016 20-F and the Q1 Form 6-K.

Supervisory Committee

Argentine law provides for one or more auditors to oversee the accounting records of a corporation and to ensure compliance with law in the interest of all of the stockholders. Larger corporations such as the Bank are required to have at least three auditors, who form the “Supervisory Committee”. The Supervisory Committee is an independent body that, in the Bank’s case, is composed of three regular members and three alternate members appointed annually by the stockholders to attend Board of Directors meetings, view the Bank’s financial statements and fulfill other functions as provided in Article 294 of the Argentine General Corporations Law to ensure compliance with the law. The Supervisory Committee ordinarily meets at least once every three months or more often if required by one of its members. Regular members of the Supervisory Committee may be reelected and alternate members replace regular members in case of absence. Fees for members of the Supervisory Committee are established by the stockholders at the annual ordinary stockholders’ meeting. Members of the Supervisory Committee’s liabilities are joint and several and unlimited for the nonfulfillment of their duties. Unlike directors, members of the Supervisory Committee have no management functions.

For further information regarding our Supervisory Committee, see “Item 6. Directors, Senior Management and Employees” in the 2016 20-F.

Dividends

The Bank has in place an earnings distribution policy in line with the Bank’s vocation for sustained stockholder value, that at the same time allows the Bank’s financial condition to perform favorably so as to strive for business growth and the maintenance of consistently high liquidity and solvency standards in compliance with currently applicable rules and regulations. According to Communication “A” 6013 dated July 12, 2016 of the Central Bank, such distribution must have the prior authorization of the Central Bank and none of the following situations may have occurred during the month immediately preceding the request for authorization made to the Superintendence:

•	The Bank falls under the provisions of Articles 34 “Regularization and restructuring” and 35 bis “Restructuring of the entity for the protection of credit and bank deposits” of the Financial Institutions Law;

•	The Bank has received financial assistance from the Central Bank, other than assistance received for lack of liquidity in terms of Decree Nr. 739/03 and its regulatory provisions (Communication “A” 3941 and complementary provisions), within the framework of article 17 of the Central Bank’s Charter, and in terms of the transactions foreseen by Communication “A” 4268;

•	The Bank incurs delays or noncompliance with respect to the information system set forth by the Central Bank;

•	The Bank shows deficiencies as to the payment of its minimum capital, either individually or on a consolidated basis (without computing for such purpose the effects of individual franchises granted by the Superintendence) or as regards its average minimum cash requirements in Argentine pesos or foreign currencies or government securities; or

•	The Bank recorded sanctions equivalent to 25% of its computable equity liability, disqualifications, restrictions, prohibitions or revocations on the last five years by the Central Bank, the Financial Information Unit (“UFI”), the CNV and/or the National Superintendence of Insurance qualified as material sanctions under applicable laws and regulations; provided, however, that corrective actions may have been implemented by the financial institution to the satisfaction of the Superintendence, upon prior consultation with the entity imposing such sanction.

Communications “A” 5272 dated February 1, 2012 and “A” 5827 dated November 10, 2015 of the Central Bank increased the capital requirements for financial institutions that carry out activities in Argentina. These Communications require certain capital levels in order to support operational risks.

Pursuant to the Argentine General Corporations Law, dividends can be lawfully paid and declared only out of BBVA Francés’ retained earnings representing the profit on BBVA Francés’ operations and investments. In addition, no profits may be distributed until prior losses are covered.

The Board of Directors submits to the stockholders for approval at an ordinary meeting of stockholders BBVA Francés’ financial statements for the previous fiscal year. The stockholders, upon approving the financial statements, determine the allocation of BBVA Francés’ net income. By law, the stockholders are required to allocate 20 percent of such net income to the legal reserve. If the legal reserve is subsequently impaired, dividends may not be paid until the legal reserve has been fully reestablished. The legal reserve is not available for distribution. Under the Bank’s by-laws, after the allocation to the legal reserve has been made, an amount will be segregated to pay the fees of the members of the Board of Directors and of the Supervisory Committee, and an amount will be segregated to pay dividends on preferred stock, if any. Under Central Bank regulations, this fee is required to be accrued on the income statement. The remainder of net income may be distributed as dividends on common stock or retained as a voluntary reserve, contingency reserve or other account or any combination thereof, all as determined by the stockholders’ meeting. Dividends may not be paid if the legal reserve has been impaired.

In accordance with the above mentioned Communications, a dividend distribution for Ps. 911 million was approved by the stockholders’ meeting held on March 30, 2017 subject to the prior authorization by the Central Bank for the fiscal year 2016, which has been requested but not yet obtained as of the date hereof.

For a description of the declared dividends that we have paid on our ordinary shares and ADSs for the years 2010 to 2016, see “Item 3. Key Information—Declared Dividends” in our 2016 Form 20-F.

Capital Increases and Reductions

BBVA Francés may increase its capital upon authorization of the stockholders at an ordinary meeting. All capital increases must be registered with the CNV and published in the Official Gazette. Capital reductions may be voluntary or involuntary. Voluntary reductions of capital must be approved by an extraordinary meeting of the stockholders. Reduction is mandatory when losses have exceeded reserves and more than 50% of capital.

Preemptive Rights

Under Argentine law, in the event of an increase in capital, holders of ordinary shares have a preemptive right to purchase any issue of ordinary shares in an amount sufficient to maintain the proportion of capital then held by them. Except for specific situations, a company is prohibited from issuing stock with multiple voting rights after such company becomes public. Stockholders exercising preemptive rights are also entitled to subscribe for shares not otherwise subscribed for by other stockholders through the exercise of such other stockholders’ preemptive rights on a pro rata basis, based on the number of shares purchased by the exercising stockholder when exercising its preemptive rights, also known as accretion rights.

Under the Argentine General Corporations Law, preemptive rights must be exercised within thirty days following the time after which notice to the stockholders of their opportunity to preempt the capital increase has been published for three days in the Official Gazette of Argentina and in a widely circulated newspaper in Argentina, with the possibility for publicly listed companies (such as BBVA Francés) to reduce such period to a minimum of ten days.

Conflicts of Interest

Under the Argentine General Corporations Law, a stockholder is required to abstain from voting on a business transaction in which its interests conflict with those of BBVA Francés. In the event such stockholder votes on such business transaction and such business transaction would not have been approved without such shareholder’s vote, such stockholder may be liable to BBVA Francés for damages.

Redemption or Repurchase

Under the Argentine General Corporations Law, BBVA Francés may acquire ordinary shares issued by it only under the following circumstances: (i) to cancel such shares and only after a decision to reduce its capital stock (which requires approval of an extraordinary stockholders’ meeting); (ii) to avoid a significant damage under exceptional circumstances, using retained earnings or free reserves which have been fully paid, which action must be ratified at the following ordinary stockholders’ meeting; and (iii) in the case of an acquisition of a corporation whose assets include shares of BBVA Francés, BBVA Francés may repurchase or redeem its shares pro rata or by lot. In both cases, the repurchase or redemption will be made at a fair price. BBVA Francés may resell such shares within one year and must give stockholders a preemptive right to purchase such shares. The repurchased shares will not be calculated in the determination of a quorum or a majority.

Appraisal Rights

Whenever certain extraordinary resolutions are adopted at stockholders’ meetings such as the merger of BBVA Francés into another entity, a substantial change of corporate purposes, transformation from one type of corporate to another, or BBVA Francés’ shares cease to be traded publicly or listed on BYMA, any stockholder dissenting or absent from the adoption of any such resolution may withdraw from BBVA Francés and receive the book value per share determined on the basis of BBVA Francés’ annual financial statements (as approved by the annual ordinary stockholders’ meeting), provided that the shareholder exercises its appraisal rights within five days following the meeting at which the resolution was adopted in the case of a dissenting stockholder or within 15 days following the meeting if the stockholder was absent and can prove that he was a stockholder on the day of the meeting. In the case of a merger of another entity into BBVA Francés or spin-off of BBVA Francés, no appraisal rights may be exercised if the shares to be allocated are admitted to a public offering or listed for quotation on a stock exchange.

Appraisal rights are extinguished if the resolution is subsequently overturned at another stockholders’ meeting held within seventy-five days of the previous meeting at which the resolution was adopted.

Payment on the appraisal rights must be made within one year of the date of the stockholders’ meeting at which the resolution was adopted, except where the resolution was to cease to publicly offer BBVA Francés’ stock or to cease maintaining the corporate existence of BBVA Francés after the CNV or BYMA has canceled its authorization to publicly offer or list its stock, as the case may be, in which case the payment period is reduced to sixty days from the resolution date.

Liquidation

Upon liquidation of BBVA Francés, one or more liquidators may be appointed to wind up its affairs. All outstanding ordinary shares of common stock will be entitled to participate equally in any distribution upon liquidation.

In the event of liquidation, the assets of BBVA Francés shall be applied to satisfy its debts and liabilities.

Mandatory Acquisition Public Offer

Mandatory public offer in the case of significant acquisition of our capital stock and votes.

Pursuant to the Argentine Capital Markets Law and the rules of the CNV (as implemented through Resolution 622/2013, as amended, the “CNV Rules”) (in particular, as amended by Resolution No. 689/2017 of the CNV), any person who directly or indirectly intends to acquire for value, acting individually or in conjunction with others, in a single transaction or a series of transactions over a term of 90 calendar days, a number of voting shares, stock warrants or stock options, convertible securities or other similar instruments issued by BBVA Francés, that directly or indirectly (considering for that purpose that person’s existing shareholding) may give the right to subscribe for, acquire or convert into our voting shares, irrespective of how the transaction is implemented, that carry the right, or if exercised will carry the right, to a “significant interest” in BBVA Francés’ voting capital stock and/or votes, shall previously promote, within ten days after a firm decision to acquire any such instruments is made, a public tender offer to acquire and/or swap securities in accordance with the procedure and scope established in Chapter II, Title III of the CNV Rules (an “OPA”).

According to the CNV Rules, “significant interest” means an interest equal to or greater than 35% and up to 50% of the voting capital stock and/or the votes of the company. When trying to acquire an interest equal to or greater than 35% voting capital stock and/or the votes of the company, the offer shall be made on a number of securities that allows the purchaser to acquire at least 50% of the voting capital stock of the company.

The obligation set forth in the preceding paragraph shall not apply in those cases in which the acquisition of the “significant interest” does not entail the acquisition of control of the company.

When trying to reach a stake equal to or greater than 50% of the voting capital stock and/or the votes of the company, the offer shall be made on a number of shares that allows the purchaser to reach 100% of the voting capital stock of the company.

The price shall be determined by the offeror with the following exceptions:

•	If the purchaser has purchased other securities related to the offering within the 90 days prior to the announcement of the offer, the price cannot be lower than the highest price the purchaser paid in such transactions.

•	If the purchaser has obtained firm sale commitments from the controlling shareholder or other shareholders entitled to take part in the public offering, the price cannot be lower than the price provided for in such commitments.

In order to determine the price, the purchaser shall also consider the following criteria, according to the CNV Rules: (i) book value of the shares; (ii) valuation of the target company according to discounted cash flows (DCF) or other applicable valuation criteria applicable to comparable business; and (iii) average price of the shares for the last six months before the “offer.” Based on certain interpretations of the Argentine Capital Markets Law and the CNV Rules, there is no certainty as to whether the average price of the shares for the last six months before the “offer” should be considered as a minimum price. The price could be challenged by both the CNV and any offeree shareholder.

When the securities are acquired in breach of the obligation to make a public offer as stated herein, the CNV will declare it illegal and ineffective for administrative purposes and will carry out the auction of the shares acquired in breach, without prejudice of other applicable penalties.

Public offer in the case of voluntary withdrawal from the public offer and listing system in Argentina

The Argentine Capital Markets Law and the CNV Rules also provide that, where a company whose shares are publicly offered voluntarily agrees to withdraw from the public offer and listing system, the company must follow the procedures contemplated in CNV Rules and must also launch a mandatory public offer to acquire the full amount of its shares and/or stock warrants or securities convertible into shares or stock options, in accordance with the provisions of the CNV Rules. The public offer need not be addressed to any shareholders who voted for withdrawal at the relevant shareholders’ meeting. The public offer may be made solely as a sale transaction, and payment thereunder must be made in cash.

The company’s own shares may be bought solely by using earned and net profits or freely-available reserves, provided that they are fully paid-up, and for amortization or disposition thereof, within the term established in Section 221 of the Argentine General Corporations Law, and the company must provide the CNV with proof of the company’s financial capacity to buy those shares and proof of the fact that the company’s financial soundness will not be adversely affected by payment of the shares.

The price offered in the case of voluntary withdrawal from the public offer and listing system in Argentina must be fair; the following criteria must be taken into account for that purpose:

•	The book value of the shares, taking into account a special balance sheet for withdrawal from the public offer and/or listing system.

•	The company’s value, in accordance with discounted cash flows and/or coefficients applicable to comparable companies or enterprises.

•	The company’s liquidation value.

•	Average trading prices in the stock market where the shares were listed over the six months immediately preceding the request for withdrawal, irrespective of the number of sessions required for such trading.

•	The amount of consideration previously offered, or price of placement of the new shares, if a public offer has been made in connection with the same shares or any new shares have been issued, as the case may be, in the last year before the date when an agreement is reached to submit a request for withdrawal.

The price offered shall not be lower than the average trading price referred to above. The criteria for calculation of the price per share in the event of withdrawal from public offer and listing in Argentina are established in the Argentine Capital Markets Law and the CNV Rules and may differ from the price that might arise from application of the Argentine Capital Markets Law in the event of a shareholder exercising his appraisal right.

Mandatory or voluntary acquisition public offer in the event of almost total control (squeeze out)

If one person directly or indirectly owns 95% or more of the outstanding shares of a public company in Argentina, any minority shareholder may require the controlling shareholder to launch a mandatory public offer for all the outstanding shares of the company. Additionally, a person who directly or indirectly owns 95% or more of the outstanding shares of a public company in Argentina may unilaterally make the decision to buy all of the outstanding shares of the company within six months after the date when that person obtains ownership of such 95% of the company, and withdraw us from public offer and listing of shares. The price offered must be fair, in accordance with the criteria established in the Argentine Capital Markets Law and the CNV Rules.

Other Provisions

The ownership of any kind of BBVA Francés’ shares represents submission to the ordinary courts of Buenos Aires for any judicial complaint arising with respect thereto.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

BBVA Francés has listed on the New York Stock Exchange ADSs representing BBVA Francés’ ordinary shares. The depositary, The Bank of New York Mellon, also referred to as the “Depositary,” registers and delivers the ADSs. Each ADS represents an ownership interest in three ordinary shares. The ordinary shares are deposited with Banco Santander Rio S.A., the Depositary’s custodian in Argentina. Each ADS may also represent securities, cash or other property deposited with the Depositary but not distributed to ADS holders. The deposited shares, together with those other securities, cash or property are referred to collectively as the “Deposited Securities”. The Depositary’s corporate trust office is located at 101 Barclay Street, New York, NY 10286 and its principal executive office is located at 225 Liberty Street, New York, NY 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an “ADR”, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System (“DRS”), or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are an ADS registered holder. The information provided in this section assumes you are an ADS registered holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS registered holders described herein. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company (“DTC”) pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

ADS holders are not BBVA Francés shareholders and do not have shareholder rights. Because the Depositary will actually hold the underlying ordinary shares, you must rely on the Depositary to exercise the rights of a shareholder. The obligations of the Depositary are set out in a deposit agreement (the “Deposit Agreement”) dated as of December 1, 1993, as amended as of August 12, 1997, and as further amended and restated as of May 28, 2013 among BBVA Francés and The Bank of New York Mellon, as depositary, and ADS holders. The Deposit Agreement and the ADSs are governed by New York law.

The following is a summary of the material provisions of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement and the form of ADR. Copies of the deposit agreement and the form of ADR are available for inspection at the corporate trust office of the Depositary at the address set forth above.

American Depositary Receipts

ADSs are issuable pursuant to the Deposit Agreement. Each ADS represents three ordinary shares deposited with Banco Santander Rio S.A. as custodian (the “Custodian”) and registered in the name of the Custodian in an account maintained at the Custodian by the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADSs are registered on the books of the Depositary will be treated by BBVA Francés and the Depositary as owners and holders of ADSs.

Deposit and Withdrawal of Securities

The ordinary shares that are represented by the ADSs sold in any offering pursuant to this prospectus will be deposited in accounts maintained by the Custodian and registered in the name of the Custodian, who will be the holder of record of all such shares. Subject to the terms and conditions of the Deposit Agreement, upon transfer of such ordinary shares to the account of the Custodian or upon receipt of ordinary shares by the Depositary, the Depositary will execute and deliver ADSs to or upon the written order of the person or persons that made the deposit.

Upon surrender of ADSs to the Depositary, and upon payment of the fees, taxes and governmental charges contemplated by the Deposit Agreement, ADS holders are entitled to delivery, to them or upon their order, of the amount of deposited securities represented by those ADSs. Such delivery will be made to the ADS holder or upon the ADS holder’s order without unreasonable delay. The forwarding of ordinary shares and other documents of title for such delivery to an ADS holder, or as ordered by such ADS holder, will be at its risk and expense or the risk and expense of the person submitting such written instruction for delivery.

The Depositary may deliver ADSs prior to the receipt of ordinary shares, subject to the conditions specified in the Deposit Agreement, which require persons to whom ordinary shares or ADSs are so delivered or issued to, among other things, furnish certain written representations and provide collateral to the Depositary. The Depositary is entitled to retain any compensation received by it in connection with such transactions including, without limitation, earnings on the collateral.

Dividends, Other Distributions and Rights

The Depositary is required to convert into dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting dollars to the United States, all cash dividends and other cash distributions denominated in Argentine pesos (or any other currency other than dollars) that it receives in respect of the deposited securities, and to distribute the amount received to the ADS holders in proportion to the number of ADSs without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of any ADS or ADSs or otherwise. The amount distributed will be reduced by any amounts to be withheld by BBVA Francés, the Depositary or the Custodian, including amounts on account of any applicable taxes and certain other expenses. If the Depositary determines that in its judgment any currency other than dollars received by it cannot be so converted on a reasonable basis and transferred, the Depositary may distribute such foreign currency received by it or in its discretion hold such foreign currency (without liability for interest) for the respective accounts of the ADS holders entitled to receive the same.

If BBVA Francés declares a dividend in, or free distribution of, additional ordinary shares, upon receipt by or on behalf of the Depositary of such additional ordinary shares, the Depositary may, and shall if BBVA Francés so requests, distribute to the applicable holders of outstanding ADSs, additional ADSs that represents the number of shares received as such dividend or free distribution after deduction or upon payment of applicable fees of the Depositary and any taxes or other governmental charges. In lieu of delivering fractional ADSs in the event or any such distribution, the Depositary will sell the amount of ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds in dollars to applicable ADS holders in accordance with the Deposit Agreement. If additional ADSs (other than ADSs for fractional ADSs) are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed in respect of the deposited securities represented by ADS prior to such dividend or free distribution.

If BBVA Francés offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to ADS holders. The Depositary will either (i) make such rights available to such ADS holders by means or warrants or otherwise, if lawful and feasible, or (ii) if making such rights available is not lawful or feasible, try to sell such rights, warrants or other instruments, if practicable, and, after deduction or upon payment of fees and expenses of the Depositary, allocate the net proceeds of such sales for the accounts of such ADS holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such ADS holders and beneficial owners because of exchange restrictions or the date or delivery of any ADS or ADSs, or otherwise, and distribute the net proceeds so allocated to the extent practicable. If, by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any holders or dispose of such rights and make the net proceeds available to such holders, then the Depositary shall allow the rights to lapse.

If registration under the Securities Act of the rights or the securities to which any rights relate is required in order for BBVA Francés to offer such rights to ADS holders or beneficial owners and sell the securities upon the exercise of such rights to ADS holders or beneficial owners, the Depositary will not offer such rights to the ADS holders or beneficial owners unless and until such a registration statement is in effect, or unless, based on an opinion from recognized counsel in the United States for the Company, the offering and sale of such securities to such ADS holders or beneficial owners are exempt from registration under the provisions of such Securities Act.

If the Depositary determines that any distribution of property (including securities or rights to subscribe therefor) is subject to any taxes or governmental charges that the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay such taxes or governmental charges, and thereafter will distribute the net proceeds of any such sale or the balance of any such property after deduction or such taxes or governmental charges to the ADS holders entitled thereto.

Changes Affecting Deposited Ordinary Shares

Upon any change in nominal or par value, any split-up, consolidation or other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting BBVA Francés or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, in conversion of or in respect of deposited securities shall be treated as newly deposited securities under the Deposit Agreement, and ADSs shall henceforth represent the new deposited securities so received in exchange or conversion, unless additional ADSs are delivered, as in the case of a stock dividend, or unless the Depositary calls for the surrender of outstanding ADSs to be exchanged for new ADSs.

In the event that any security so received may not be lawfully distributed to some or all owners, the Depositary may sell such securities at public or private sale, upon such terms as it may deem proper, and may allocate the net proceeds of such sales for the account of the owners otherwise entitled. This allocation shall be made upon an averaged or other practicable basis without regard to any distinctions among such owners.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, or whenever any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the Depositary causes a change in the number of ordinary shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of holders of ordinary shares or other deposited securities, the Depositary will fix a record date for the determination of the ADS holders who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, to exercise the rights of ADS holders with respect to such changed number of securities, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Voting of the Underlying Ordinary Shares

As soon as practicable after receipt by the Depositary of notice of any meeting of holders of ordinary shares, the Depositary, if requested in writing by the Bank, will mail the information contained in such notice of meeting to ADS holders. ADS holders at the close of business on the record date specified by the Depositary are entitled under the Deposit Agreement, subject to any applicable provisions of Argentine law’ and of the corporate charter of BBVA Francés, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by their respective ADSs. The Depositary will endeavor insofar as is practicable to vote or cause to be voted the ordinary shares represented by the ADSs in accordance with such instructions. The Depositary has agreed that it will not vote the ordinary shares so represented other than in accordance with such instructions from the record ADS holders or as described in the following sentence. If BBVA Frances requested the Depositary to solicit voting instructions but the Depositary does not receive voting instructions from a holder of ADSs by the date the Depositary specified, the Depositary will vote the amount of ordinary shares represented by those ADSs in favor of any matter proposed or recommended by

BBVA Frances’s board of directors. Notwithstanding the foregoing, the Depositary will not send a meeting notice to ADS holders or vote any deposited shares unless it has received an opinion from BBVA Frances’ Argentine counsel to the effect that that the matters to be voted on are not contrary to Argentine law or BBVA’s by-laws. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

Reports and Notices

On or before the first date on which BBVA Francés gives notice, by publication or otherwise, of any meeting of holders of ordinary shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited ordinary shares, BBVA Francés will be required to transmit to the Depositary and the Custodian a copy of the notice thereof in the form given or to be given to holders of ordinary shares or other deposited securities.

BBVA Francés will arrange, to the extent, if any, required by any regulations of the SEC, for the translation into English, if not already in English, and the prompt transmittal by BBVA Francés to the Depositary and the Custodian of such notices and any other reports and communications which are made generally available by BBVA Francés to holders of its ordinary shares. If requested in writing by Banco Francés, the Depositary will arrange for the mailing, at BBVA Francés’ expense, of copies of such notices, reports, and communications to all ADR holders. BBVA Francés will timely provide the Depositary with the quantity of such notices, reports, and communications, as requested by the Depositary from time to time in order for the Depositary to effect such mailings.

Amendment and Termination of the Deposit Agreement

The form of the ADSs and the Deposit Agreement may at any time be amended by agreement between BBVA Francés and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes and governmental charges and certain expenses), or that otherwise prejudices any substantial existing right of ADS holders, will not take effect as to the outstanding ADSs until the expiration of 30 days after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. Except in order to comply with mandatory provisions of applicable law, in no event shall any amendment impair the right of any ADS holder to surrender his ADSs and receive therefor the deposited securities represented thereby.

The Depositary at any time at the direction of BBVA Francés shall terminate the Deposit Agreement by mailing notice of such termination to the holders of all ADSs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 90 days after the Depositary shall have delivered to BBVA Francés a notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. If any ADSs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except (1) the collection of dividends and other distributions pertaining to the securities and any other property represented by such ADSs, (2) the sale of rights as provided in the Deposit Agreement and (3) the delivery of ordinary shares, together with any dividends or other distributions and the net proceeds of the sale of any rights or other property received with respect thereto, in exchange for surrendered ADSs subject to the applicable terms of the Deposit Agreement, including the payment of the fees and other charges of the Depositary. At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities and hold the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except for certain indemnification and accounting obligations. Upon the termination of the Deposit Agreement, BBVA Francés will also be discharged of all obligations thereunder, except for its obligations to the Depositary with respect to indemnification, charges and expenses.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the Depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on BBVA Frances’ share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement) converting foreign currency to US dollars

Taxes and other governmental charges the Depositary or the Custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the Depositary or the Custodian or their agents for servicing the deposited securities	As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to BBVA Frances to reimburse it for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to it by the Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Liability of ADS Holders for Taxes or Other Charges

Any tax or other governmental charge or expense payable by the Custodian, the Depositary or its nominee as the registered holder of any deposited securities represented by ADSs shall be payable by the holder of such ADS to the Depositary. The Depositary may, and at the written request of BBVA Francés shall, refuse to effect any registration of transfer or withdrawal of the securities underlying such ADS until such payment is made, may withhold or deduct any dividends or other distributions or may sell for the account of the holder thereof any or all of the deposited securities underlying such ADS and may, and at the written request of BBVA Francés shall, apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge or expense and the holder of such ADS shall remain liable for any deficiency.

Execution, Transfer and Surrender of American Depositary Receipts

The ADSs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books, at any time and from time to time, when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the delivery, registration of transfer, split-up, combination or surrender of any ADSs, or withdrawal of ordinary shares, the Depositary, the registrar or the Custodian may require payment from the person presenting the ADS or the depositor of such ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge, and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to the ordinary shares being deposited or withdrawn) and payment of any applicable fees payable to the Depositary. The Depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution of, or related to, the underlying ordinary shares until it has received such proof of citizenship, residence, exchange control approval or other information as it may reasonably deem necessary or proper or as BBVA Francés may require by written request to the Depositary. The execution and delivery or transfer of ADSs generally may be suspended during any period when the transfer books of the Depositary are closed or if any such action is deemed necessary or advisable by the Depositary or BBVA Francés at any time or from time to time. The surrender of outstanding ADSs and withdrawal of the underlying ordinary shares may not be suspended, except as required in connection with (i) temporary delays caused by closing the transfer books of the Depositary or BBVA Francés or the deposit of the underlying ordinary shares in connection with voting at a meeting of security holders, or payment of dividends, (ii) the payment of fees, taxes and charges, and (iii) compliance with any US or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the underlying ordinary shares. ADS holders may inspect the transfer books of the Depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than the business of BBVA Francés or a matter related to the Deposit Agreement or the ADSs.

General

Neither the Depositary nor BBVA Francés will be liable to owners or holders of ADSs if prevented or forbidden from performing their obligations under the Deposit Agreement by the law of any country, by any governmental authority or stock exchange or by any circumstances beyond their control or, any provision of

BBVA Francés’ corporate charter. The obligations of BBVA Francés and the Depositary to holders of ADSs under the Deposit Agreement are expressly limited to performing their respective duties specified therein without negligence or bad faith.

Neither the Depositary nor BBVA Francés shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any ordinary share or ADS that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.

So long as any ADSs are listed on one or more stock exchanges (including the New York Stock Exchange), the Depositary will act as registrar or appoint a registrar or one or more co-registrars, for registration of such ADSs in accordance with any requirements of such exchanges.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell the securities being offered by this prospectus: (1) through selling agents; (2) through underwriters; (3) through dealer managers; and/or (4) directly to purchasers. Any of these selling agents, underwriters or dealer managers in the United States or outside the United States may include affiliates of ours. In addition, we may issue our ordinary shares (including ordinary shares represented by ADSs) in a dividend or distribution or in a subscription rights offering to our existing shareholders.

We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act and state any commissions we are to pay to that agent in the applicable prospectus supplement or term sheet. That agent will be acting on a reasonable efforts basis for the period of its appointment unless otherwise indicated in the applicable prospectus supplement.

If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction, including the compensation the underwriters will receive, in the applicable prospectus supplement.

If we offer our ordinary shares in a subscription rights offering to our existing shareholders, we may enter into a standby underwriting agreement with dealer managers acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer manager to manage a subscription rights offering for us.

If we use a dealer manager to offer and sell these securities, we will sell the securities to the dealer manager, as principal, and will name the dealer manager and include the terms of the transaction in the applicable prospectus supplement. The dealer manager may then resell the securities to the public at varying prices to be determined by that dealer manager at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer manager, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent, in each case, less other expenses attributable to issuance and distribution.

Offers to purchase securities may be solicited directly by us, and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the applicable prospectus supplement or term sheet.

One or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any of our subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities they remarket.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and other participants in the offering to bid for and purchase the securities covered by the prospectus. As an exception to these rules, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing such securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of such securities compared to the price available under any over-allotment option. The underwriters may also sell the securities covered by this prospectus in excess of any over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the offered securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, such securities or any other securities in the open market to stabilize the price of such securities or of any other securities. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Any of these activities may raise or maintain the market price of such securities above independent market levels or prevent or retard a decline in the market price of such securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling agents, underwriters, dealer managers and remarketing firms may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize selling agents, underwriters or dealer managers to solicit offers by some purchasers to purchase securities from us at the public offering price stated in the applicable prospectus supplement or term sheet under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These contracts will be subject only to those conditions described in the applicable prospectus supplement or term sheet, and the applicable prospectus supplement or term sheet will state the commission payable for solicitation of these offers.

Any underwriter, selling agent or dealer manager utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

To the extent an initial offering of the securities will be distributed by an affiliate of ours, each such offering of securities will be conducted in compliance with the requirements of Financial Industry Regulatory Authority (“FINRA”) Rule 5121 regarding a FINRA member firm’s distribution of securities of an affiliate.

In the ordinary course of their respective businesses, the underwriters named in the applicable prospectus supplement and their affiliates may have engaged and may in the future engage in various banking and financial services for and commercial transactions with us and/or our affiliates for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriters may enter into interest rate swaps or other hedging transactions with us in connection with a particular offering of securities and may receive compensation in connection with that transaction.

VALIDITY OF THE SECURITIES

The validity of our securities and certain other matters of Argentine law will be passed upon for us by Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (h), our Argentine counsel. Certain matters of US federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, our US counsel, and for any underwriters or agents by the applicable counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from BBVA Banco Francés S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016, and the effectiveness of BBVA Banco Francés S.A.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an emphasis-of-matter paragraph relating to the fact that the accounting rules established by the Argentine Central Bank vary in certain significant aspects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT REGISTERED ACCOUNTING FIRM

With respect to our unaudited interim financial information as of March 31, 2017 and for the three-month period ended March 31, 2017, incorporated by reference herein, KPMG reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Q1 Form 6-K furnished to the Commission on June 30, 2017, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by KPMG within the meaning of Sections 7 and 11 of the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

BBVA Francés is a limited liability corporation (sociedad anónima) organized under the laws of Argentina. Substantially all of our directors and executive officers, and certain of the experts named in this document, are not residents of the United States. All or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. We are advised by Argentine legal counsel that there is doubt as to the enforceability in Argentina in original actions, of liabilities predicated solely upon the securities laws of the United States and that the enforcement of judgments of US courts in respect thereof will be enforceable in Argentina subject to compliance with the requirements contained in the Argentine Civil and Commercial Procedure Code for the enforcement of final foreign judgments, including no breach of Argentine public policy principles. We have appointed CT Corporation as agent in New York City to accept service of process.

PART II

Information not required in the Prospectus

Item 8. Indemnification of Directors and Officers

Indemnification under BBVA Francés’ bylaws (estatutos) and Argentine law

Under Argentine law, BBVA Francés’ current and former directors will be liable to BBVA Francés and the shareholders and the creditors of BBVA Francés for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent in the discharge of their office. No provision of BBVA Francés’ bylaws provides for the indemnification of the directors with respect to such liabilities.

Notwithstanding the above, the Board of Directors has provided indemnities to the following officers of BBVA Francés after they ended their employment relationship with BBVA Francés:

•	Juan Miguel Russet;

•	Christian Mozoril;

•	Jorge Allen; and

•	Juan Alberto Estrada.

BBVA Francés’ directors & officers insurance

BBVA Francés maintains an insurance policy that protects its officers and directors from liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 9. Exhibits

Number	Description

1.1**	Form of Underwriting Agreement

1.2***	Amended and Restated By-Laws (Estatutos) of BBVA Francés

1.3***	English translation of the Amended and Restated By-Laws (Estatutos) of BBVA Francés

1.4****	Amended and Restated Deposit Agreement among BBVA Francés, The Bank of New York Mellon and owners and holders of American depositary shares

5.1*	Opinion of Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h), Argentine counsel to the Registrant, relating to the legality of securities being registered

15.1*	Awareness Letter of KPMG

23.1*	Consent of Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h), Argentine counsel to the Registrant (contained in exhibit 5.1)

23.2*	Consent of Deloitte & Co. S.A.

24.1*	Powers of Attorney (included in signature page to this Registration Statement)

*	Filed herewith.
**	To be filed by amendment or incorporated by reference to a subsequently filed Form 6-K.
***	Incorporated by reference to the BBVA Francés Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 10, 2015.
****	Incorporated by reference to the BBVA Francés Form F-6 filed with the SEC on May 13, 2013.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by BBVA Francés pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by BBVA Francés pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of BBVA Francés’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	In the event that the securities being registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. The registrants further undertake that if any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, the registrants shall file a post-effective amendment to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against any registrant in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BBVA Banco Francés S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Buenos Aires, Argentina, on June 30, 2017.

BBVA BANCO FRANCÉS S.A.

By:	/s/ Martín Ezequiel Zarich
	Name:	Martín Ezequiel Zarich
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of BBVA Banco Francés S.A., as authorized representative of BBVA Banco Francés S.A. or otherwise) constitutes and appoints Martín Ezequiel Zarich and Ignacio Sanz y Arcelus, and each of them, his or her true and lawful attorneys-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martín Ezequiel Zarich	Chief Executive Officer	June 30, 2017
Martín Ezequiel Zarich

/s/ Ignacio Sanz y Arcelus	Chief Financial Officer	June 30, 2017
Ignacio Sanz y Arcelus

/s/ Mónica Gabriel Etcheverry	Principal Accounting Officer	June 30, 2017
Mónica Gabriel Etcheverry

/s/ Jorge Carlos Bledel	Chairman of the Board of Directors	June 30, 2017
Jorge Carlos Bledel

/s/ Alfredo Castillo Triguero Alfredo Castillo Triguero	Vice Chairman of the Board of Directors	June 30, 2017

Signature	Title	Date

/s/ Juan Manuel Ballesteros Castellano Juan Manuel Ballesteros Castellano	Vice Chairman of the Board of Directors	June 30, 2017

/s/ Gabriel Eugenio Milstein	Director	June 30, 2017
Gabriel Eugenio Milstein

/s/ Oscar Miguel Castro	Director	June 30, 2017
Oscar Miguel Castro

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the US Securities Act of 1933, as amended, the undersigned, a duly authorized representative of BBVA Banco Francés S.A. in the United States, has signed this registration statement on June 30, 2017.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

INDEX TO EXHIBITS

Number	Description

1.1**	Form of Underwriting Agreement

1.2***	Amended and Restated By-Laws (Estatutos) of BBVA Francés

1.3***	English translation of the Amended and Restated By-Laws (Estatutos) of BBVA Francés

1.4****	Amended and Restated Deposit Agreement among BBVA Francés, The Bank of New York Mellon and owners and holders of American depositary shares

5.1*	Opinion of Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h), Argentine counsel to the Registrant, relating to the legality of securities being registered

15.1*	Awareness Letter of KPMG

23.1*	Consent of Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h), Argentine counsel to the Registrant (contained in exhibit 5.1)

23.2*	Consent of Deloitte & Co. S.A.

24.1*	Powers of Attorney (included in signature page to this Registration Statement)

*	Filed herewith.
**	To be filed by amendment or incorporated by reference to a subsequently filed Form 6-K.
***	Incorporated by reference to the BBVA Francés Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 10, 2015.
****	Incorporated by reference to the BBVA Francés Form F-6 filed with the SEC on May 13, 2013.